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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

June 5, 2008
Date of Report (Date of earliest event reported)

Level 3 Communications, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-15658	47-0210602
(State or other jurisdiction of incorporation)	(Commission File Number)	IRS Employer Identification No.)

1025 Eldorado Blvd., Broomfield, Colorado		80021
(Address of principal executive offices)		(Zip Code)

720-888-1000
Registrant’s telephone number, including area code

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

On June 5, 2008, Level 3 Communications, Inc. (the “Company”) issued a press release announcing that its wholly owned subsidiaries had completed the sale of certain assets relating to the business of providing advertising video and audio content distribution through satellite and physical tape-based distribution, post-production and other related services to advertisers, studios, advertising agencies and branded enterprises. The sale was completed pursuant to an Asset Purchase Agreement among DG FastChannel, Inc., a Delaware corporation and WilTel Communications, LLC, Level 3 Communications, LLC and Vyvx, LLC. This press release is furnished as Exhibit 99.1 to this Form 8-K. The furnishing of this information shall not be deemed an admission as to the materiality of the information included in this Form 8-K. This information is not filed but is furnished to the Securities and Exchange Commission pursuant to Item 7.01 of Form 8-K.

Item 8.01 Other Events.

On June 5, 2008, the Company announced that its wholly owned subsidiaries, WilTel Communications, LLC, Level 3 Communications, LLC and Vyvx, LLC, had completed the sale of certain assets relating to the business of providing advertising video and audio content distribution through satellite and physical tape-based distribution, post-production and other related services to advertisers, studios, advertising agencies and branded enterprises, to DG FastChannel, Inc. The Company has retained ownership of Vyvx, LLC and its core broadcast business, including all of the Vyvx Services Broadcast Business’ content distribution capabilities.

The Company reported that it received gross proceeds at closing of approximately $129 million in cash. The purchase price is subject to customary working capital and certain other post-closing price adjustments.

Item 9.01 Exhibits and Financial Statements.

(a)	Financial Statements of Business Acquired

None

(b)	Pro Forma Financial Information

None

(c)	Shell Company Transactions

None

(d)	Exhibits

99.1	Press Release dated June 5, 2008, relating to the transaction with DG FastChannel, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Level 3 Communications, Inc.

By:	/s/ Neil J. Eckstein

Neil J. Eckstein, Senior Vice President

Date: June 6, 2008